Exhibit (a)(5)(I)

Excerpt from Conference Call Held by AmerisourceBergen at Leerink Global Healthcare Conference
Wednesday, February 11, 2015, 1:25 p.m. GMT

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Dave Larsen – Leerink Partners – Analyst

Okay. Can you talk about MWI Vet, the rationale behind that transaction and what synergies you think you can realize from that?

Tim Guttman – AmerisourceBergen Corporation – EVP & CFO

Yes, MWI, I am just -- I am just so terribly excited by it. It’s a great business. We are thrilled. We had a press release this morning that Hart-Scott-Rodino expired, the waiting period, so we’re making progress. We are on track to a successful close here in March. It’s a quality asset. It’s a great company, a great management team and I think, Dave, really when we look at that as senior management, we really felt that we are really good at providing service and capabilities to customers, manufacturers and also to providers. And that’s really the same thing that MWI does. And we have relationships with almost all of their key manufacturers. Their business is about 70% prescription drugs. We are a prescription drug wholesaler. So I do believe there’s a good fit, our capabilities and our scale in technology. It’s a terrific growth business. The growth prospects in both the vet side and animal production are high over the next 7 to 10 years. So we think it’s a great fit. It enhances what we do. We can grow it.

Dave Larsen – Leerink Partners – Analyst

I imagine it’s a very fragmented market, so you can continue to grow earnings by acquiring these other suppliers, right? Roll them into the MWI Vet platform?

Tim Guttman – AmerisourceBergen Corporation – EVP & CFO

Yes, I guess you can tell I am excited because I just want to keep talking about it. But, no, it’s an opportunity that it’s a -- for us, it’s a very good diversification in a quality asset in a great growth sector and there clearly are rollup opportunities. We love our core drug business, but I would say M&A in our core drug business is fairly limited. We love specialty and we constantly look for opportunities in specialty in our consulting areas, but this just gives us another great company to build on and to grow not only in the US, but ultimately internationally and I got to say they are a heavy US company and the US is just a terrific market. It’s the best healthcare market not only on the human side, but also on the animal health side. So it’s just a good fit overall.

Dave Larsen – Leerink Partners – Analyst

Okay. And then what is the source of synergies? I think I read that there’s about $100 million worth of generic purchases where there is an overlap. I imagine that the synergies you are thinking about extend well beyond that $100 million sort of market, right?

Tim Guttman – AmerisourceBergen Corporation – EVP & CFO

Again, I would see the synergies -- we guided -- when we announced the transaction back in January, we guided to about $50 million of synergy in the third full year, which would be our fiscal 2018 and I would say roughly speaking probably two-thirds would be procurement sourcing, just being able to buy drugs better, generics better and I would also say we talked about private label and contract manufacturing. There are probably some opportunities there.

So I would say two-thirds procurement sourcing, bringing our capabilities and probably about a third on expenses. Again, and expenses would be through our scale and volume -- shipping, freight, insurance, public company expense. Those types of expenses are things that again with scale and volume you can reduce. Our plans really -- I think this is important -- our plans are really to kind of let them go and help them grow. So they will be a standalone business. Their salesforce is critically important. So we really don’t plan on any significant changes to their labor force because we really need them to keep doing what they have been doing successfully.

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Additional Information

This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of MWI common stock. AmerisourceBergen has filed with the SEC a tender offer statement on Schedule TO regarding the tender offer described herein, and MWI has filed with the SEC a solicitation/recommendation statement on Schedule 14D-9 regarding such tender offer. MWI’s stockholders are strongly advised to read these tender offer materials, as well as any other documents relating to the tender offer and the associated transactions that are filed with the SEC, carefully and in their entirety, as they may be amended from time to time, because they contain important information about the tender offer that MWI’s stockholders should consider prior to making any decisions with respect to the tender offer. Stockholders of MWI may obtain a free copy of these documents at the website maintained by the SEC at www.sec.gov, by directing a request to the Information Agent at (866) 277-8239 or MWIV@georgeson.com.